Exhibit 99.1

Tenet Reports Adjusted EBITDA of $387 Million for the Quarter Ended March 31, 2014

Confirms 2014 Adjusted EBITDA Outlook Range of $1.8-1.9 Billion

DALLAS — May 5, 2014 — Tenet Healthcare Corporation (NYSE:THC) today reported Adjusted EBITDA for the first quarter ended March 31, 2014 of $387 million, an increase of $113 million, or 41 percent, as compared to $274 million in the first quarter of 2013.  The increase in EBITDA in the first quarter of 2014 was adversely impacted by an aggregate of $76 million related to several items, the largest of which included: (i) a $25 million revenue decline related to Medicare sequestration which was not in effect in the first quarter of 2013, (ii) a $22 million EBITDA decline primarily related to the loss of an uncapped health plan contract in Arizona, and (iii) a $12 million decline in California Provider Fee Program revenue recognition.

“Aided by our extensive preparations to serve the newly insured patient populations under the Affordable Care Act, we achieved a broadly-based improvement in our admissions trend in the first quarter, with a 0.3 percent increase in adjusted admissions and a 0.9 percent admissions decline on a pro forma basis,” said Trevor Fetter, president and chief executive officer.  “The strengthening volume trend was particularly pronounced in the states that expanded their Medicaid programs.  In these four states our Medicaid admissions grew by 17 percent and uninsured plus charity admissions declined by 33 percent.  We leveraged this top line contribution through solid cost control to approach the top quartile of our Adjusted EBITDA Outlook range.  Our EBITDA and volume growth would have been even stronger had it not been for the adverse impact of challenging weather events in many of our markets.  The quarter’s solid results demonstrate the powerful earnings momentum created by Tenet’s transformation from a regional operator of hospitals to a national diversified healthcare services company.  Based on these achievements and the continued smooth integration of our recent Vanguard acquisition, we are confirming our Outlook range for 2014 Adjusted EBITDA of $1.8 billion to $1.9 billion.”

Discussion of Results  (Percentage changes compare Q1’14 to Q1’13, and, unless otherwise noted, represent pro forma changes defined as including Vanguard’s legacy operations in both reporting periods.)

Including Vanguard’s operations in both reporting periods, first quarter 2014 pro forma adjusted admissions and admissions increased by 0.3 percent and declined 0.9 percent, respectively, compared to the first quarter of 2013.  The trend in commercial admissions strengthened in the first quarter of 2014 achieving the best quarterly same-hospital performance in more than six years.  Total same-hospital admissions declined 1.2 percent in the quarter and total admissions in the legacy Vanguard markets declined 0.5 percent.  Outpatient visits increased by 4.6 percent on a pro forma basis and 2.5 percent on a same-hospital basis.  More than 40 percent of pro forma outpatient growth was organic.  Surgeries grew by 7.7 percent on a pro forma basis and 13.1 percent on a same-hospital basis.  Emergency department visits declined 0.7 percent on a pro forma basis and grew by 2.7 percent on a same-hospital basis.

Tenet achieved an aggregate first quarter increase in pro forma Medicaid admissions of 17 percent, in the four states that expanded Medicaid eligibility effective January 1, 2014 under the Affordable Care Act (“ACA”).  Uninsured plus charity admissions declined by an aggregate 33 percent in these same four states.  Outpatient payer shifts were comparable in these four states.

Patients identified as insured by exchange products created as part of the Affordable Care Act increased sequentially during the quarter and this growth trend continued in April.

Tenet experienced a decline in Medicare and managed Medicare one-day admission stays, which contributed 26 basis points to the first quarter’s aggregate admissions decline on a pro forma basis.  A portion of the decline in one-day admissions may be related to the recently implemented Medicare two midnight rule.  The impact of severe weather events in certain markets is estimated to have reduced pro forma growth in admissions by 36 basis points and outpatient visits by 160 basis points.

Net operating revenues, after provision for doubtful accounts, were $3.926 billion, an increase of $40 million, or 1.0 percent, compared to pro forma net operating revenues of $3.886 billion in the first quarter of 2013.  These revenue increases primarily reflect improved terms in commercial managed care contracts, and growth in our outpatient and Conifer services businesses.  These growth drivers were partially offset by an approximate $75 million decline in health plan revenue due to a different contract with the state of Arizona Medicaid program that has fewer covered lives, and the absence of revenue recognition from the California Provider Fee program in the first quarter of 2014 compared to $12 million in the first quarter of 2013. Commercial managed care revenue increased 5.5 percent per admission and increased 0.2 percent per outpatient visit on a pro forma basis.  The impact of Medicare sequestration payment cuts reduced Adjusted EBITDA by $25 million in the first quarter of 2014. The sequestration cuts were not in effect in the first quarter of 2013.  Net patient revenue per adjusted admission was $11,692, a pro forma increase of 2.1 percent.

Selected operating expenses for hospital operations, defined as the sum of salaries, wages and benefits, supplies and other operating expenses, increased by 1.5 percent per adjusted admission on a pro forma basis. This selected operating expenses metric for hospital operations excludes the Company’s Conifer services business, health plans, and a provider network in Southern California.  Excluding incremental expenses related to increased physician employment, the same-hospital increase in selected operating expenses per adjusted admission was 2.6 percent.  The operating expense increases reflect volume growth in our supply-intensive service lines, especially surgical volume, as well as increases in employee compensation.  The growth in supply-intensive service lines contributed to a 0.7 percent pro forma increase in the case mix index and a 7.7 percent increase in pro forma surgeries.  Electronic health records incentives recorded in the first quarter of 2014 were $9 million, a $4 million increase compared to $5 million recognized on a pro forma basis in the first quarter of 2013.  These incentive payments are not included in the definition of selected operating expenses.

Bad debt expense increased by $21 million, or 5.8 percent, to $380 million in the first quarter of 2014 compared to last year’s pro forma first quarter.  The increase in bad debt expense was primarily attributable to a temporary increase in the aging of receivables due to payment timing issues with certain payers and a $5 million same-hospital increase in uninsured revenues.  Bad debt expense as a percent of revenues before bad debts was 8.8 percent, a pro forma increase of 30 basis points compared to 8.5 percent in the first quarter of 2013. The same-hospital self-pay collection rate was 28.1 percent in the first quarter of 2014, a 70 basis point decline compared to 28.8 percent in the first quarter of 2013.  The same-hospital commercial managed care collection rate was 98.4 percent in the first quarter of 2014, a 30 basis point increase compared to 98.1 percent in the first quarter of 2013.

Conifer reported Adjusted EBITDA of $48 million, an increase of $16 million, or 50 percent, compared to $32 million in the first quarter of 2013.  Conifer’s revenues were $285 million in the first quarter of 2014, an increase of $74 million, or 35.1 percent, compared to $211 million in the first quarter of 2013.  Conifer’s first quarter 2014 EBITDA included $5 million of earnings from transactions that will not routinely occur on a quarterly basis.

Income from continuing operations in the first quarter of 2014, excluding $15 million in after-tax impairments, restructuring charges, acquisition-related costs, litigation and investigation costs and loss on debt extinguishment, was a loss of $12 million after-tax, or $0.12 per diluted share.  The comparable after-tax exclusions were $120 million in the first quarter of 2013, which resulted in income from continuing operations of $34 million, or $0.33 per diluted share.

Net loss attributable to common shareholders in the first quarter of 2014 was $32 million after-tax, or $0.33 per share, compared to a net loss of $88 million after-tax, or $0.85 per diluted share, in the first quarter of 2013. The first quarter of 2014 included a $79 million increase in pre-tax interest expense compared to the first quarter of 2013.  This increased interest expense is substantially due to the $4.6 billion of financing related to the Vanguard acquisition and $400 million to finance share repurchases during 2013.

Cash and cash equivalents were $141 million at March 31, 2014 compared to $113 million at December 31, 2013. Approximately $210 million of net revenues related to the California Provider Fee program, Texas Medicaid disproportionate share reimbursement, and the Texas uncompensated care 1115 Waiver program had not been received by the Company as of March 31, 2014. Accounts receivable days outstanding were 49 days at March 31, 2014 compared to 47 days at December 31, 2013.

Outlook for Second Quarter and 2014 Adjusted EBITDA

The Company’s Outlook range for Adjusted EBITDA the second quarter of 2014 is $375 million to $425 million and earnings per share in a range of a loss of $0.39 per share to income of $0.12 per share. No revenue recognition related to the California Provider Fee Program is assumed in this Outlook. Incentive payments related to electronic health records are assumed to contribute $50 million to the second quarter Outlook.

The Company’s prior Outlook range for 2014 Adjusted EBITDA in a range of $1.8 billion to $1.9 billion is confirmed.

Management’s Webcast Discussion of First Quarter Results

Tenet management will discuss the Company’s first quarter 2014 results on a 10:00 a.m. (ET) webcast on May 6, 2014.  This webcast may be accessed through Tenet’s website at www.tenethealth.com/investors. A set of slides which will be referred to on the conference call is also available on the Company’s website.

Additional information regarding Tenet’s quarterly results of operations, including detailed tabular operational data, is contained in its Form 10-Q report, which will be filed with the Securities and Exchange Commission and posted on the Tenet investor relations website before the webcast.  This press release includes certain non-GAAP measures, such as Adjusted EBITDA.  A reconciliation of Adjusted EBITDA to net income attributable to Tenet common shareholders is included in the financial tables at the end of this release.

Tenet Healthcare Corporation, a leading health care services company, through its subsidiaries operates 77 hospitals, 190 outpatient centers and Conifer Health Solutions, a leader in business process solutions for health care providers that serves more than 700 hospital and other clients nationwide.  Tenet’s hospitals and related health care facilities are committed to providing high quality care to patients in the communities they serve.  For more information, please visit www.tenethealth.com.

Media: Steven Campanini (469) 893-2247	Investors: Thomas Rice (469) 893-2522
Steven.Campanini@tenethealth.com	Thomas.Rice@tenethealth.com

# # #

This document contains “forward-looking statements” — that is, statements that relate to future, not past, events.  In this context, forward-looking statements often address our expected future business and financial performance and financial condition, and often contain words such as “expect,” “assume,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” or “will.”  Forward-looking statements by their nature address matters that are, to different degrees, uncertain.  Particular uncertainties that could cause our actual results to be materially different than those expressed in our forward-looking statements include, but are not limited to, the factors disclosed under “Forward-Looking Statements” and “Risk Factors” in our Form 10-K for the year ended December 31, 2013, and in our quarterly reports on Form 10-Q, periodic reports on Form 8-K and other filings with the Securities and Exchange Commission.  The information contained in this release is as of the date hereof.  The Company assumes no obligation to update forward-looking statements contained in this release as a result of new information or future events or developments.

Tenet uses its company web site to provide important information to investors about the company, including the posting of important announcements regarding financial performance and corporate developments.

TENET HEALTHCARE CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
(Dollars in millions except per share amounts)	2014	%	2013	%	Change
Net operating revenues:
Net operating revenues before provision for doubtful accounts	$4,306		$2,594		66.0%
Less: Provision for doubtful accounts	380		207		83.6%
Net operating revenues	3,926	100.0%	2,387	100.0%	64.5%
Operating expenses:
Salaries, wages and benefits	1,921	48.9%	1,161	48.6%	65.5%
Supplies	628	16.0%	384	16.1%	63.5%
Other operating expenses, net	999	25.5%	568	23.8%	75.9%
Electronic health record incentives	(9)	(0.2)%	—	—%	100.0%
Depreciation and amortization	193	4.9%	114	4.8%	69.3%
Impairment and restructuring charges, and acquisition-related costs	21	0.5%	14	0.6%
Litigation and investigation costs	3	0.1%	—	—%
Operating income	170	4.3%	146	6.1%
Interest expense	(182)		(103)
Loss from early extinguishment of debt	—		(177)
Net loss from continuing operations, before income taxes	(12)		(134)
Income tax benefit	1		53
Net loss from continuing operations, before discontinued operations	(11)		(81)
Discontinued operations:
Loss from operations	(8)		(3)
Income tax benefit	3		1
Net loss from discontinued operations	(5)		(2)
Net loss	(16)		(83)
Less: Net income attributable to noncontrolling interests
Continuing operations	16		5
Net loss attributable to Tenet Healthcare Corporation common shareholders	$(32)		$(88)

Amounts attributable to Tenet Healthcare Corporation common shareholders
Net loss from continuing operations, net of tax	$(27)		$(86)
Net loss from discontinued operations, net of tax	(5)		(2)
Net loss attributable to Tenet Healthcare Corporation common shareholders	$(32)		$(88)

Net loss per share attributable to Tenet Healthcare Corporation common shareholders
Basic
Continuing operations	$(0.28)		$(0.83)
Discontinued operations	(0.05)		(0.02)
	$(0.33)		$(0.85)
Diluted
Continuing operations	$(0.28)		$(0.83)
Discontinued operations	(0.05)		(0.02)
	$(0.33)		$(0.85)
Weighted average shares and dilutive securities outstanding (in thousands):
Basic	97,161		104,103
Diluted*	97,161		104,103

*Had we generated income from continuing operations in the three months ended March 31, 2014 and 2013, the effect of employee stock options, restricted stock units and deferred compensation units on the diluted shares calculation would have been an increase in shares of 1,984 and 2,239 shares, respectively.

TENET HEALTHCARE CORPORATION

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	March 31,	December 31,
(Dollars in millions)	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$141	$113
Accounts receivable, less allowance for doubtful accounts	2,141	1,965
Inventories of supplies, at cost	261	262
Income tax receivable	19	—
Current portion of deferred income taxes	577	581
Other current assets	839	789
Total current assets	3,978	3,710
Investments and other assets	355	405
Deferred income taxes, net of current portion	129	90
Property and equipment, at cost, less accumulated depreciation and amortization	7,723	7,691
Goodwill	3,070	3,042
Other intangible assets, at cost, less accumulated amortization	1,229	1,192
Total assets	$16,484	$16,130

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$622	$149
Accounts payable	1,019	1,075
Accrued compensation and benefits	595	631
Professional and general liability reserves	140	156
Accrued interest payable	274	198
Other current liabilities	686	719
Total current liabilities	3,336	2,928
Long-term debt, net of current portion	10,612	10,690
Professional and general liability reserves	567	543
Defined benefit plan obligations	395	398
Other long-term liabilities	453	446
Total liabilities	15,363	15,005
Commitments and contingencies
Redeemable noncontrolling interests in equity of consolidated subsidiaries	267	247
Equity:
Shareholders’ equity:
Common stock	7	7
Additional paid-in capital	4,576	4,572
Accumulated other comprehensive loss	(23)	(24)
Accumulated deficit	(1,454)	(1,422)
Common stock in treasury, at cost	(2,378)	(2,378)
Total shareholders’ equity	728	755
Noncontrolling interests	126	123
Total equity	854	878
Total liabilities and equity	$16,484	$16,130

TENET HEALTHCARE CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Month Ended March 31,
(Dollars in millions)	2014	2013
Net loss	$(16)	$(83)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	193	114
Provision for doubtful accounts	380	207
Deferred income tax benefit	(3)	(55)
Stock-based compensation expense	12	11
Impairment and restructuring charges, and acquisition-related costs	21	14
Litigation and investigation costs	3	—
Loss from early extinguishment of debt	—	177
Amortization of debt discount and debt issuance costs	7	5
Pre-tax loss from discontinued operations	8	3
Other items, net	(3)	(10)
Changes in cash from operating assets and liabilities:
Accounts receivable	(557)	(251)
Inventories and other current assets	(60)	(44)
Income taxes	(2)	3
Accounts payable, accrued expenses and other current liabilities	29	(138)
Other long-term liabilities	13	27
Payments for restructuring charges, acquisition-related costs, and litigation costs and settlements	(30)	(7)
Net cash used in operating activities from discontinued operations, excluding income taxes	(14)	(5)
Net cash used in operating activities	(19)	(32)
Cash flows from investing activities:
Purchases of property and equipment — continuing operations	(281)	(133)
Purchases of businesses or joint venture interests, net of cash acquired	(9)	(5)
Proceeds from sales of marketable securities, long-term investments and other assets	3	3
Other long-term assets	(4)	29
Other items, net	—	2
Net cash used in investing activities	(291)	(104)
Cash flows from financing activities:
Repayments of borrowings under credit facility	(665)	(200)
Proceeds from borrowings under credit facility	430	220
Repayments of other borrowings	(24)	(899)
Proceeds from other borrowings	600	850
Repurchases of common stock	—	(100)
Deferred debt issuance costs	(11)	(15)
Distributions paid to noncontrolling interests	(11)	(6)
Contributions from noncontrolling interests	13	—
Proceeds from exercise of stock options	6	15
Other items, net	—	2
Net cash provided by (used in) financing activities	338	(133)
Net increase (decrease) in cash and cash equivalents	28	(269)
Cash and cash equivalents at beginning of period	113	364
Cash and cash equivalents at end of period	$141	$95
Supplemental disclosures:
Interest paid, net of capitalized interest	$(105)	$(125)
Income tax refunds (payments), net	$(1)	$3

TENET HEALTHCARE CORPORATION

SELECTED STATISTICS — CONTINUING SAME HOSPITALS

(Unaudited)

(Dollars in millions except per patient day, per	Three Months Ended March 31,
admission and per visit amounts)	2014	2013	Change

Net inpatient revenues	$1,569	$1,536	2.1%
Net outpatient revenues	$859	$813	5.7%

Number of acute care hospitals (at end of period)	49	49	— %*
Licensed beds (at end of period)	13,178	13,180	—%
Average licensed beds	13,178	13,180	—%
Utilization of licensed beds	51.0%	50.9%	0.1%*
Patient days — total	605,042	603,285	0.3%
Adjusted patient days	949,403	939,840	1.0%
Net inpatient revenue per patient day	$2,593	$2,546	1.8%
Total admissions	124,451	125,929	(1.2)%
Adjusted patient admissions	196,855	197,665	(0.4)%
Charity and uninsured admissions	8,387	8,603	(2.5)%
Net inpatient revenue per admission	$12,607	$12,197	3.4%
Average length of stay (days)	4.86	4.79	1.5%
Total surgeries	114,734	101,413	13.1%
Admissions through emergency department	80,910	80,208	0.9%
Emergency department outpatient visits	414,193	402,078	3.0%
Total emergency department	495,103	482,286	2.7%
Outpatient visits	1,080,674	1,054,789	2.5%
Charity and uninsured outpatient visits	111,857	110,240	1.5%
Net outpatient revenue per visit	$795	$771	3.1%
Net patient revenue per adjusted admission	$12,334	$11,884	3.8%

Net Patient Revenues from:
Medicare	22.0%	23.0%	(1.0)%*
Medicaid	7.4%	8.0%	(0.6)%*
Managed care	59.5%	57.9%	1.6%*
Indemnity, self-pay and other	11.1%	11.1%	— %*

* This change is the difference between the 2014 and 2013 amounts shown

TENET HEALTHCARE CORPORATION

SELECTED STATISTICS — CONTINUING TOTAL HOSPITALS

(Unaudited)

(Dollars in millions except per patient day, per	Three Months Ended March 31,
admission and per visit amounts)	2014	2013	Change

Net inpatient revenues	$2,440	$1,536	58.9%
Net outpatient revenues	$1,346	$813	65.6%

Number of acute care hospitals (at end of period)	77	49	28 *
Licensed beds (at end of period)	20,279	13,180	53.9%
Average licensed beds	20,263	13,180	53.7%
Utilization of licensed beds	51.0%	50.9%	0.1%*
Patient days — total	929,164	603,285	54.0%
Adjusted patient days	1,525,379	939,840	62.3%
Net inpatient revenue per patient day	$2,626	$2,546	3.1%
Total admissions	194,273	125,929	54.3%
Adjusted patient admissions	323,810	197,665	63.8%
Charity and uninsured admissions	12,530	8,603	45.6%
Net inpatient revenue per admission	$12,560	$12,197	3.0%
Average length of stay (days)	4.78	4.79	(0.2)%
Total surgeries	162,282	101,413	60.0%
Admissions through emergency department	122,601	80,208	52.9%
Emergency department outpatient visits	665,002	402,078	65.4%
Total emergency department	787,603	482,286	63.3%
Outpatient visits	1,947,687	1,054,789	84.7%
Charity and uninsured outpatient visits	165,248	110,240	49.9%
Net outpatient revenue per visit	$691	$771	(10.4)%
Net patient revenue per adjusted admission	$11,692	$11,884	(1.6)%

Net Patient Revenues from:
Medicare	22.6%	23.0%	(0.4)%*
Medicaid	7.7%	8.0%	(0.3)%*
Managed care	57.8%	57.9%	(0.1)%*
Indemnity, self-pay and other	11.9%	11.1%	0.8%*

* This change is the difference between the 2014 and 2013 amounts shown

TENET HEALTHCARE CORPORATION

SEGMENT REPORTING

(Unaudited)

	March 31,	December 31,
	2014	2013
Assets
Hospital Operations and other	$16,162	$15,874
Conifer	322	256
Total	$16,484	$16,130

	Three Months Ended March 31
	2014	2013
Capital expenditures:
Hospital Operations and other	$273	$131
Conifer	8	2
Total	$281	$133

Net operating revenues:
Hospital Operations and other	$3,781	$2,268
Conifer
Tenet	140	92
Other customers	145	119
	4,066	2,479
Intercompany eliminations	(140)	(92)
Total	$3,926	$2,387

Adjusted EBITDA:
Hospital Operations and other	$339	$242
Conifer	48	32
Total	$387	$274

Depreciation and amortization:
Hospital Operations and other	$188	$110
Conifer	5	4
Total	$193	$114

Adjusted EBITDA	$387	$274
Depreciation and amortization	(193)	(114)
Impairments and restructuring charges, and acquisition-related costs	(21)	(14)
Litigation and investigation costs	(3)	—
Interest expense	(182)	(103)
Loss from early extinguishment of debt	—	(177)
Net loss before income taxes	$(12)	$(134)

(1) Reconciliation of Adjusted EBITDA

Adjusted EBITDA, a non-GAAP term, is defined by the Company as net income (loss) attributable to Tenet Healthcare Corporation common shareholders before (1) the cumulative effect of changes in accounting principle, net of tax; (2) net loss (income) attributable to noncontrolling interests; (3) preferred stock dividends; (4) income (loss) from discontinued operations, net of tax; (5) income tax benefit (expense); (6) investment earnings (loss); (7) gain (loss) from early extinguishment of debt; (8) net gain (loss) on sales of investments; (9) interest expense; (10) litigation and investigation benefit (costs), net of insurance recoveries; (11) hurricane insurance recoveries, net of costs; (12) impairment and restructuring charges and acquisition-related costs; and (13) depreciation and amortization. The Company’s Adjusted EBITDA may not be comparable to EBITDA reported by other companies.

The Company provides this information as a supplement to GAAP information to assist itself and investors in understanding the impact of various items on its financial statements, some of which are recurring or involve cash payments. The Company uses this information in its analysis of the performance of its business excluding items that it does not consider as relevant in the performance of its hospitals in continuing operations. In addition, from time to time we use this measure to define certain performance targets under our compensation programs. Adjusted EBITDA is not a measure of liquidity, but is a measure of operating performance that management uses in its business as an alternative to net income (loss) attributable to Tenet Healthcare Corporation common shareholders. Because Adjusted EBITDA excludes many items that are included in our financial statements, it does not provide a complete measure of our operating performance. Accordingly, investors are encouraged to use GAAP measures when evaluating the Company’s financial performance.

The reconciliation of net income (loss) attributable to Tenet Healthcare Corporation common shareholders, the most comparable GAAP term, to Adjusted EBITDA, is set forth in the first table below for the three months ended March 31, 2014 and 2013.

For certain pro financial information of the Company as if the Vanguard acquisition had occurred at January 1, 2013, see Note 14 of the notes to the condensed consolidated financial statements in the Company’s Form 10-Q for the three months ended March 31, 2014.

TENET HEALTHCARE CORPORATION

Additional Supplemental Non-GAAP Disclosures

Table #1 - Reconciliation of Adjusted EBITDA to Net Income (Loss) Attributable to Tenet Healthcare Corporation Common Shareholders

(Unaudited)

	Three Months Ended March 31,
(Dollars in millions)	2014	2013
Net loss attributable to Tenet Healthcare Corporation common shareholders	$(32)	$(88)
Less: Net income attributable to noncontrolling interests	(16)	(5)
Net loss from discontinued operations, net of tax	(5)	(2)
Net loss from continuing operations	(11)	(81)
Income tax benefit	1	53
Loss from early extinguishment of debt	—	(177)
Interest expense	(182)	(103)
Operating income	170	146
Litigation and investigation costs	(3)	—
Impairment and restructuring charges, and acquisition-related costs	(21)	(14)
Depreciation and amortization	(193)	(114)
Adjusted EBITDA	$387	$274

Net operating revenues	$3,926	$2,387

Adjusted EBITDA as % of net operating revenues (Adjusted EBITDA margin)	9.9%	11.5%

TENET HEALTHCARE CORPORATION

Additional Supplemental Non-GAAP Disclosures

Table #2 - Reconciliation of Adjusted Free Cash Flow

(Unaudited)

	Three Months Ended March 31,
(Dollars in millions)	2014	2013
Net cash used in operating activities	$(19)	$(32)
Less: Payments for restructuring charges, acquisition-related costs and litigation costs and settlements	(30)	(7)
Net cash used in operating activities from discontinued operations	(14)	(5)
Adjusted net cash provided by (used in) operating activities — continuing operations	25	(20)
Purchases of property and equipment — continuing operations	(281)	(133)
Adjusted free cash flow — continuing operations	$(256)	$(153)

TENET HEALTHCARE CORPORATION

Additional Supplemental Non-GAAP Disclosures

Table #3 - Reconciliation of Outlook Adjusted EBITDA to

Outlook Net Income (Loss) Attributable to Tenet Healthcare Corporation Common Shareholders

for the Year Ending December 31, 2014

(Unaudited)

	Q2 2014		2014
(Dollars in millions)	Low	High	Low	High
Net income (loss) attributable to Tenet Healthcare Corporation common shareholders	$(43)	$12	$30	$153

Less: Net income attributable to noncontrolling interests	(20)	(15)	(65)	(55)
Net loss from discontinued operations, net of tax	(5)	—	(5)	—
Net income (loss) from continuing operations	$(18)	$27	$100	$208
Income tax (expense) benefit(a)	12	(18)	(66)	(138)
Income (loss) from continuing operations, before income taxes	$(30)	$45	$166	$346
Interest expense, net	(195)	(185)	(760)	(730)
Operating income	$165	$230	$926	$1,076
Impairment and restructuring charges, acquisition-related costs and litigation and investigation costs(b)	—	—	(24)	(24)
Depreciation and amortization	(210)	(195)	(850)	(800)
Adjusted EBITDA	$375	$425	$1,800	$1,900

Net operating revenues	$3,800	$4,000	$15,700	$16,000

Adjusted EBITDA as % of net operating revenues (Adjusted EBITDA margin)	9.9%	10.6%	11.5%	11.9%

(a)                Uses a tax rate of 40% excluding unusual adjustments.

(b)               Company does not forecast impairment and restructuring charges, acquisition-related and litigation costs for the remainder of the year.

TENET HEALTHCARE CORPORATION

Additional Supplemental Non-GAAP Disclosures

Table #4 - Reconciliation of Outlook Adjusted EBITDA to

Outlook Normalized Income (Loss) from Continuing Operations

for the Year Ending December 31, 2014

(Unaudited)

	Q2 2014		2014
(Dollars in millions except per share amounts)	Low	High	Low	High
Adjusted EBITDA	$375	$425	$1,800	$1,900
Depreciation and amortization	(210)	(195)	(850)	(800)
Interest expense, net	(195)	(185)	(760)	(730)
Income (loss) from continuing operations before income taxes	$(30)	$45	$190	$370
Income tax (expense) benefit (a)	12	(18)	(76)	(148)
Normalized income (loss) from continuing operations	$(18)	$27	$114	$222
Net income attributable to noncontrolling interests	(20)	(15)	(65)	(55)
Net income (loss) attributable to common shareholders	$(38)	$12	$49	$167

Fully diluted weighted average shares outstanding (in millions)	98	101	100	100

Normalized fully diluted earnings (loss) per share — continuing operations	$(0.39)	$0.12	$0.49	$1.67

(a) Uses a tax rate of 40% excluding unusual adjustments.

TENET HEALTHCARE CORPORATION

Additional Supplemental Non-GAAP Disclosures

Table #5 - Reconciliation of Outlook Adjusted Free Cash Flow

for the Year Ending December 31, 2014

(Unaudited)

	2014
(Dollars in millions)	Low	High
Net cash provided by operating activities	$1,005	$1,065
Less:
Payments for restructuring charges, acquisition-related costs and litigation costs and settlements(a)	(30)	(30)
Net cash used in operating activities from discontinued operations	(15)	(5)
Adjusted net cash provided by operating activities — continuing operations	$1,050	$1,100
Purchases of property and equipment — continuing operations	(1,000)	(900)
Adjusted free cash flow — continuing operations	$50	$200

(a)                Company does not forecast impairment and restructuring charges, acquisition-related and litigation costs for the remainder of the year.